Filed Pursuant to Rule 424(b)(2)

File No. 333-180728

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Securities Linked to the S&P 500 Index due September 30, 2027	$2,800,000	$320.88

(1)

The total filing fee of $320.88 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 243 dated September 25, 2012 (To Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K Equity Linked Securities
Access Securities with Contingent Coupon and Contingent Downside Securities Linked to the S&P 500® Index due September 30, 2027

■	Linked to the S&P 500® Index

■

Unlike ordinary debt securities, the securities do not provide for fixed payments of interest over their 15-year term and do not repay a fixed amount of principal at maturity. Instead, the securities provide for a monthly coupon and a payment at maturity that, in each case, are contingent on the performance of the Index.

■

Contingent Coupon.    On the last business day of each month, the securities will pay a contingent coupon if, and only if, the closing level of the Index on the calculation day for that month is greater than or equal to the threshold level. However, if the closing level is less than the threshold level on that day, you will not receive any contingent coupon for that month. If the closing level is less than the threshold level on every calculation day, you will not receive any contingent coupons throughout the entire 15-year term of the securities. The contingent coupon rate is 7.00% per annum.

■

Potential Loss of Principal.    At maturity, you will receive the original offering price if, and only if, the closing level of the Index on the final calculation day is greater than or equal to the threshold level. If the closing level of the Index on the final calculation day is less than the threshold level, you will lose more than 40%, and possibly all, of the original offering price of your securities.

■	The threshold level is equal to 60% of the starting level

■

You will have full downside exposure to the Index from the starting level if the closing level of the Index on the final calculation day is less than the threshold level, but you will not participate in any appreciation of the Index and will not receive any dividends on securities included in the Index

■	All payments on the securities are subject to the credit risk of Wells Fargo & Company

■	Term of approximately 15 years

■	No exchange listing; designed to be held to maturity

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-8.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000	$30	$970
Total	$2,800,000	$84,000	$2,716,000

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. The agent discount and structuring and development costs total approximately $44.17 per security. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information, including information regarding how we may hedge our obligations under the securities and offering expenses. Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal.

Wells Fargo Securities

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and Contingent Downside

Securities Linked to the S&P 500® Index due September 30, 2027

Investment Description

The Securities Linked to the S&P 500® Index due September 30, 2027 are senior unsecured debt securities of Wells Fargo & Company (“Wells Fargo”) that do not provide for fixed payments of interest over their 15-year term and do not repay a fixed amount of principal at maturity. Instead, the securities provide for a monthly coupon and a payment at maturity that, in each case, are contingent on the performance of the S&P 500® Index (the “Index”). The securities provide:

(i)	monthly contingent coupon payments if, and only if, the closing level of the Index on the applicable monthly calculation day is greater than or equal to 60% of the starting level;

(ii)	repayment of principal at maturity if, and only if, the closing level of the Index on the final calculation day is greater than or equal to 60% of the starting level; and

(iii)	full exposure to the decline in the level of the Index from the starting level if the closing level of the Index on the final calculation day is less than 60% of the starting level.

If the closing level of the Index on any monthly calculation day is less than 60% of the starting level, you will not receive any contingent coupon payment for that month. If the closing level of the Index on the final calculation day is less than 60% of the starting level, you will lose more than 40%, and possibly all, of the original offering price of your securities at maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Index, but you will be fully exposed to a decrease in the Index if the closing level of the Index on the final calculation day is less than 60% of the starting level.

All payments on the securities are subject to the credit risk of Wells Fargo.

The Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market.

You should read this pricing supplement together with the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

S&P® is a registered trademark of Standard and Poor’s Financial Services LLC (“S&P Financial”) and has been licensed for use by S&P Dow Jones Indices LLC (“S&P”). “Standard & Poor’s®,” “S&P 500®,” “Standard & Poor’s 500®” and “500®” are trademarks of S&P Financial and have been licensed for use by S&P and sublicensed for certain purposes by us. The S&P 500 Index is a product of S&P and has been licensed for use by us. The securities are not sponsored, endorsed, sold or promoted by S&P, S&P Financial or their respective affiliates, and neither S&P, S&P Financial or their respective affiliates make any representation regarding the advisability of investing in the securities.

PRS-2

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Securities Linked to the S&P 500® Index due September 30, 2027

Investor Considerations

We have designed the securities for investors who:

¡

seek an investment with contingent monthly coupon payments of 7.00% per annum, if the closing level of the Index on the applicable monthly calculation day is greater than or equal to 60% of the starting level;

¡

understand that if the closing level of the Index on the final calculation day is less than 60% of the starting level, they will be fully exposed to the decrease in the Index from the starting level and will lose more than 40%, and possibly all, of the original offering price per security at maturity;

¡

are willing to accept the risk that they may not receive any contingent coupon payment on one or more, or any, monthly contingent coupon dates over the term of the securities and may lose all of the original offering price per security at maturity;

¡	are willing to forgo participation in any appreciation of the Index and dividends on securities included in the Index; and

¡	are willing to hold the securities for the full 15-year term until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

¡	seek full return of the original offering price of the securities at maturity;

¡	are unwilling to accept the risk that the closing level of the Index on the final calculation day may be less than 60% of the starting level;

¡	seek certainty of current income over the term of the securities;

¡	seek a liquid investment or are unable or unwilling to hold the securities for the full 15-year term to maturity;

¡	seek exposure to the upside performance of the Index;

¡	are unwilling to accept the risk of exposure to the United States equity market;

¡	are unwilling to accept the credit risk of Wells Fargo; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

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Securities Linked to the S&P 500® Index due September 30, 2027

Terms of the Securities

Market Measure:	S&P 500 Index
Pricing Date:	September 25, 2012
Issue Date:	September 28, 2012 (T+3)
Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security“ are to a security with a face amount of $1,000.
Contingent Coupon Payment:

On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing level of the Index on the related calculation day is greater than or equal to the threshold level.

If the closing level of the Index on any calculation day is less than the threshold level, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing level of the Index is less than the threshold level on all monthly calculation days, you will not receive any contingent coupon payments over the term of the securities.

The “closing level” of the Index on any trading day means the official closing level of the Index as reported by the index sponsor on such trading day.

Each monthly contingent coupon payment, if any, will be calculated per security as follows: $1,000 x contingent coupon rate x (30/360).

Calculation Days:

For each contingent coupon payment date, the fourth trading day prior to such contingent coupon payment date. A calculation day is subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.”

A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant exchanges with respect to each security underlying the Index are scheduled to be open for trading for their respective regular trading sessions and (ii) each related exchange is scheduled to be open for trading for its regular trading session. The “relevant exchange” for any security underlying the Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent. The “related exchange” for the Index means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.

Contingent Coupon Payment Dates:

Monthly on the last business day of each month, commencing October 2012, except that the last contingent coupon payment date will be the stated maturity date. If a market disruption event occurs or is continuing on the related calculation day, the contingent coupon payment date will be postponed until the later of (i) the contingent coupon payment date as originally scheduled and (ii) three business days after the related calculation day as postponed. See “Additional Terms of the Securities—Market Disruption Events.”

Contingent Coupon Rate:	The “contingent coupon rate” is 7.00% per annum.

PRS-4

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Securities Linked to the S&P 500® Index due September 30, 2027

Terms of the Securities (Continued)

Redemption Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the redemption amount (in addition to the final contingent coupon payment, if any). The “redemption amount“ per security will equal:

•  if the ending level is greater than or equal to the threshold level: $1,000; or

•  if the ending level is less than the threshold level: $1,000 minus:

	$1,000 x	starting level – ending level
starting level

If the ending level is less than the threshold level, you will lose more than 40%, and possibly all, of the original offering price of your securities at maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Index, but you will be fully exposed to a decrease in the Index if the ending level is less than the threshold level.

Stated Maturity Date:

September 30, 2027. If a market disruption event occurs or is continuing on the final calculation day, the stated maturity date will be postponed until the later of (i) September 30, 2027 and (ii) three business days after the ending level is determined. See “Additional Terms of the Securities—Market Disruption Events.” If the stated maturity date is not a business day, the payment to be made on the stated maturity date will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the original stated maturity date. The securities are not subject to redemption by Wells Fargo or repayment at the option of any holder of the securities prior to the stated maturity date.

Starting Level:	1441.59, the closing level of the Index on the pricing date.
Ending Level:	The “ending level“ will be the closing level of the Index on the final calculation day.
Threshold Level:	864.95, which is equal to 60% of the starting level.
Calculation Agent:	Wells Fargo Securities, LLC
No Listing:	The securities will not be listed on any securities exchange or automated quotation system.
Material Tax Consequences:

The United States federal income tax consequences of your investment in the securities are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” below on page PRS-23 and is subject to the limitations and exceptions set forth therein.

The terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a security as a pre-paid coupon-bearing derivative contract with respect to the Index. If the securities are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), (i) the contingent coupon payments on the securities will likely be includible in ordinary income when accrued or received, in accordance with your regular method of tax accounting, and (ii) you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to an accrued but unpaid contingent coupon payment, which will likely be treated as ordinary income) and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale, exchange or maturity of your securities may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

PRS-5

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Securities Linked to the S&P 500® Index due September 30, 2027

Terms of the Securities (Continued)

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in a manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PRS-24 below.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities in excess of the contingent coupon payments. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities.

You are urged to read the more detailed discussion under “United States Federal Income Tax Considerations” on page PRS-23 below.

If you are not a United States holder, as that term is defined under “United States Federal Income Tax Considerations” below on page PRS-23, contingent coupon payments you receive on your securities may be subject to United States withholding tax at a rate of up to 30%, and it is possible that amounts that you receive upon the sale, exchange or maturity of the securities will also be subject to United States federal income tax. You are urged to read the discussion under “United States Federal Income Tax Considerations—Non-United States Holders” below on page PRS-25.

Agent:	Wells Fargo Securities, LLC. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $30.00 per security.
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	94986RLJ8

PRS-6

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Securities Linked to the S&P 500® Index due September 30, 2027

Determining Monthly Contingent Coupon Payment and Redemption Amount at Stated Maturity

On each monthly contingent coupon payment date, you will either receive a contingent coupon payment or you will not receive a contingent coupon payment, depending on the closing level of the Index on the related monthly calculation day, as follows:

On the stated maturity date, you will receive (in addition to the final contingent coupon payment, if any) a cash payment per security (the redemption amount) calculated as follows:

PRS-7

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Securities Linked to the S&P 500® Index due September 30, 2027

Risk Factors

Your investment in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

If The Ending Level Is Less Than The Threshold Level, You Will Lose More Than 40%, And Possibly All, Of The Original Offering Price Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities at maturity. The amount you receive at maturity will depend on whether the ending level is greater than or equal to, or less than, the threshold level.

If the ending level is less than the threshold level, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the level of the Index from the starting level (expressed as a percentage of the starting level). The threshold level is 60% of the starting level. For example, if the Index has declined 40.1%, you will not receive any benefit of the contingent downside protection feature and you will lose 40.1% of your original investment at maturity. As a result, you will not receive any protection if the level of the Index declines significantly and you may lose some, and possibly all, of the original offering price per security at maturity even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

Even if the ending level is greater than the threshold level, the amount you receive at stated maturity will not exceed the original offering price, and your yield on the securities, taking into account any contingent coupon payments you may have received during the term of the securities, may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date.

The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Monthly Contingent Coupon Payment Dates, Or Even Throughout The Entire Fifteen Year Term Of The Securities.

On each monthly contingent coupon payment date you will receive a contingent coupon payment if, and only if, the closing level of the Index on the related calculation day is greater than or equal to the threshold level. If the closing level is less than the threshold level on any calculation day, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing level of the Index is less than the threshold level on each calculation day over the term of the securities, you will not receive any contingent coupon payments over the entire fifteen year term of the securities.

You May Be Fully Exposed To The Decrease In The Index From The Starting Level, But Will Not Participate In Any Positive Performance Of The Index.

Even though you will be fully exposed to a decrease in the level of the Index below the threshold level, you will not participate in any increase in the level of the Index over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the contingent coupon payments you receive, if any. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the level of the Index.

An Investment In The Securities May Be More Risky Than An Investment In Securities With A Shorter Term.

The securities have a term of approximately fifteen years and are not subject to redemption by us or repayment at your option prior to the stated maturity date. By purchasing securities with a longer term, you will bear greater exposure to fluctuations in interest rates and the level of the Index than if you purchased securities with a shorter term.

The Securities Are Subject To The Credit Risk Of Wells Fargo.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

The Agent Discount, Structuring And Development Costs, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Securities.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is

PRS-8

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Securities Linked to the S&P 500® Index due September 30, 2027

Risk Factors (Continued)

likely to exclude, the agent discount or commission paid in connection with the initial distribution, structuring and development costs, offering expenses and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. The price at which the agent or any other potential buyer may be willing to buy your securities will also be affected by the market and other conditions discussed in the next risk factor.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

•

Index Performance.    The value of the securities prior to maturity will depend substantially on the level of the Index. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Index at such time is less than, equal to or not sufficiently above the threshold level.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Index changes.

•

Time Remaining To Maturity.    The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the Index. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the Index during the period of time still remaining to the maturity date.

•	Dividend Yields On Securities Included In The Index. The value of the securities may be affected by the dividend yields on securities included in the Index.

•

Events Involving Companies Included In The Index.    General economic conditions and earnings results of the companies whose stocks are included in the Index and real or anticipated changes in those conditions or results may affect the value of the securities. Additionally, as a result of a merger or acquisition, one or more of the stocks in the Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Index.

•

Our Credit Ratings, Financial Condition And Results Of Operation.    Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the securities. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the securities.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

PRS-9

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Securities Linked to the S&P 500® Index due September 30, 2027

Risk Factors (Continued)

Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

The trading prices of the securities included in the Index will determine the redemption amount payable at maturity to you and whether contingent coupon payments will be made. As a result, it is impossible to predict whether the closing level of the Index will fall or rise compared to its starting level. Trading prices of the securities included in the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves. Accordingly, any historical or hypothetical levels of the Index do not provide an indication of the future performance of the Index.

Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

The policies of the index sponsor concerning the calculation of the Index and the addition, deletion or substitution of securities comprising the Index and the manner in which the index sponsor takes account of certain changes affecting such securities may affect the level of the Index and, therefore, may affect the value of the securities, the redemption amount payable at maturity and whether contingent coupon payments will be made. The index sponsor may discontinue or suspend calculation or dissemination of the Index or materially alter the methodology by which it calculates the Index. Any such actions could adversely affect the value of the securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

Actions by any company whose securities are included in the Index may have an adverse effect on the price of its security, the closing level on any calculation day, the ending level and the value of the securities. Except as disclosed under “The S&P 500 Index,” we are not affiliated with any of the companies included in the Index. These companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

We And Our Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Index. We have derived the information about the index sponsor and the Index contained in this pricing supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the Index and the index sponsor. The index sponsor is not involved in the offering of the securities made hereby in any way and has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of the securities.

The Calculation Agent Can Postpone A Contingent Coupon Payment Date And The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the closing level of the Index on a calculation day, including the final calculation day, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on that calculation day. If such a postponement occurs, the related contingent coupon payment date or stated maturity date, as applicable, will be postponed until the later of (i) three business days after the postponed calculation day and (ii) the originally scheduled contingent coupon payment date or stated maturity date, as applicable.

Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

We or one or more of our affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market price of securities included in the Index and, therefore, the value of the securities.

In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about one or more of the companies whose securities are

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Risk Factors (Continued)

included in the Index. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you.

For the foregoing reasons, you are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us or our affiliates.

One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting level and the ending level, the closing level on each calculation day, calculating the redemption amount and determining whether a market disruption event has occurred. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of The Index, Prices Of Securities Included In The Index Or The Value Of The Securities.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the securities. Pursuant to such hedging activities, we or one or more of our affiliates may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

To the extent that we or one or more of our affiliates has a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to those securities, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of a calculation day or at or about the time of a change in the securities included in the Index. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of the securities included in the Index and, accordingly, increase or decrease the level of the Index. Although we have no reason to believe that any of those activities will have a material impact on the level of the Index, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return on the securities at maturity or in a secondary market transaction.

We or one or more of our affiliates may also engage in trading in the securities included in the Index and other investments relating to such securities on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of such securities and, therefore, the value of the securities.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the securities from time to time and may, in our or their sole discretion, hold or resell those securities. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we could receive substantial returns with respect to those positions while the value of your security may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The United States federal income tax consequences of your investment in the securities are uncertain and there is no authority that specifically addresses the United States federal income tax treatment of the securities. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. We urge you to read the discussion under “United States Federal Income Tax Considerations” below on page PRS-23 and to consult your tax advisor.

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Hypothetical Returns

The following table illustrates, for a range of hypothetical ending levels of the Index:

•	the hypothetical percentage change from the starting level to the hypothetical ending level; and

•	the hypothetical redemption amount payable at stated maturity per security.

Hypothetical ending level	Hypothetical percentage change from the starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per security
2883.18	100.00%	$1,000.00
2162.39	50.00%	$1,000.00
1874.07	30.00%	$1,000.00
1729.91	20.00%	$1,000.00
1585.75	10.00%	$1,000.00
1513.67	5.00%	$1,000.00
1441.59(1)	0.00%	$1,000.00
1297.43	-10.00%	$1,000.00
1153.27	-20.00%	$1,000.00
864.95	-40.00%	$1,000.00
850.54	-41.00%	$590.00
720.80	-50.00%	$500.00
576.64	-60.00%	$400.00
0.00	-100.00%	$0.00
(1)	The starting level.

The above figures do not take into account contingent coupon payments received, if any, during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the redemption amount received at maturity; any positive return will be based solely on the contingent coupon payments received, if any, during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual redemption amount you receive at stated maturity will depend on the actual ending level.

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Hypothetical Redemption Amount at Stated Maturity

Set forth below are three examples of calculations of the redemption amount at stated maturity (rounded to two decimal places), assuming hypothetical ending levels as indicated in the examples.

Example 1. Ending level is greater than the starting level and the redemption amount is equal to the original offering price:

Starting level: 1441.59

Hypothetical ending level: 2200.00

Threshold level: 864.95, which is 60% of the starting level

Since the hypothetical ending level is greater than the threshold level, the redemption amount would equal the original offering price. Although the ending level is significantly greater than the starting level in this scenario, the redemption amount will not exceed the original offering price.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final contingent coupon payment.

Example 2. Ending level is less than the starting level but greater than the threshold level and the redemption amount is equal to the original offering price:

Starting level: 1441.59

Hypothetical ending level: 1000.00

Threshold level: 864.95, which is 60% of the starting level

Since the hypothetical ending level is less than the starting level, but not by more than 40%, you would not lose any of the original offering price of your securities.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final contingent coupon payment.

Example 3. Ending level is less than the threshold level and the redemption amount is less than the original offering price:

Starting level: 1441.59

Hypothetical ending level: 750.00

Threshold level: 864.95, which is 60% of the starting level

Since the hypothetical ending level is less than the starting level by more than 40%, you would lose a portion of the original offering price of your securities and receive the redemption amount equal to:

$1,000 –	$1,000 x	1441.59 – 750.00	= $520.26
1441.59

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $520.26 per security, but no final contingent coupon payment.

These examples illustrate that you will not participate in any appreciation of the Index, but will be fully exposed to a decrease in the Index if the ending level is less than the threshold level.

To the extent that the ending level differs from the values assumed above, the results indicated above would be different.

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Additional Terms of the Securities

Wells Fargo will issue the securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

The securities will not be subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to their stated maturity date.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the contingent coupon payments, if any, and the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred;

•	determine the closing level of the Index under certain circumstances;

•	determine if adjustments are required to the closing level of the Index under various circumstances; and

•	if publication of the Index is discontinued, select a successor equity index (as defined below) or, if no successor equity index is available, determine the closing level of the Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the securities will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)

The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant exchanges or otherwise relating to securities which then comprise 20% or more of the level of the Index or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant exchanges or otherwise.

(B)

The occurrence or existence of a material suspension of or limitation imposed on trading by any related exchange or otherwise in futures or options contracts relating to the Index or any successor equity index on any related exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise.

(C)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Index or any successor equity index on their relevant exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or any successor equity index on any related exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)

The closure on any exchange business day of the relevant exchanges on which securities that then comprise 20% or more of the level of the Index or any successor equity index are traded or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant exchange or related exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchange or related exchange, as applicable, system for execution at the close of trading on that day.

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Additional Terms of the Securities (Continued)

(F)	The relevant exchange for any security underlying the Index or successor equity index or any related exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)

the relevant percentage contribution of a security to the level of the Index or any successor equity index will be based on a comparison of (x) the portion of the level of the Index attributable to that security and (y) the overall level of the Index or successor equity index, in each case immediately before the occurrence of the market disruption event;

(2)	the “close of trading” means the scheduled closing time of the relevant exchanges with respect to the securities underlying the Index or any successor equity index;

(3)

the “scheduled closing time” of any relevant exchange or related exchange on any trading day for the Index or any successor equity index means the scheduled weekday closing time of such relevant exchange or related exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)

an “exchange business day” means any trading day for the Index or any successor equity index on which each relevant exchange for the securities underlying the Index or any successor equity index and each related exchange are open for trading during their respective regular trading sessions, notwithstanding any such relevant exchange or related exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing on any calculation day, such calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day. If the calculation day has been postponed eight trading days after the originally scheduled calculation day and a market disruption event occurs or is continuing on such eighth trading day, the calculation agent will determine the closing level of the Index on such eighth trading day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any of the relevant securities, if a market disruption event has occurred, its good faith estimate of the value of such securities at the scheduled closing time on the relevant exchanges) on such date of each security included in the Index. As used herein, “closing price” means, with respect to any security on any date, the relevant exchange traded or quoted price of such security as of the close of trading on such date.

Adjustments to the Index

If at any time a sponsor or publisher of the Index (the “index sponsor”) makes a material change in the formula for or the method of calculating the Index, or in any other way materially modifies the Index (other than a modification prescribed in that formula or method to maintain the Index in the event of changes in constituent stock and capitalization and other routine events), then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the change, but using only those securities that comprised the Index immediately prior to that change. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of the Index

If the index sponsor discontinues publication of the Index, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity and calculate the ending level as described above. Upon any selection by the calculation agent of a successor equity index, Wells Fargo will cause notice to be given to holders of the securities.

In the event that the index sponsor discontinues publication of the Index prior to, and the discontinuance is continuing on, a calculation day and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute closing level for the Index in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or

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Additional Terms of the Securities (Continued)

level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

If on a calculation day the index sponsor fails to calculate and announce the level of the Index, the calculation agent will calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the index sponsor to calculate and announce the level of, the Index may adversely affect the value of the securities.

Events of Default and Acceleration

If an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the securities, with respect to each security, will be equal to the redemption amount, calculated as provided herein, plus a portion of a final contingent coupon payment. The redemption amount and the final contingent coupon payment will be calculated as though the date of acceleration were the final calculation day. The final contingent coupon payment, if any, will be prorated from and including the immediately preceding contingent coupon payment date to but excluding the date of acceleration.

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The S&P 500 Index

We obtained all information contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P”), the index sponsor, a subsidiary of The McGraw-Hill Companies, Inc. (“McGraw-Hill”). According to publicly available information, on July 2, 2012, McGraw-Hill, which owned the S&P Indices business, and CME Group, Inc., which is a 90% owner of the joint venture that owned the Dow Jones Indexes business, announced the launch of a new joint venture, S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC owns the S&P Indices business, including the S&P 500 Index, and the Dow Jones Indexes business.

S&P has no obligation to continue to publish, and may discontinue publication of, the S&P 500 Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the S&P 500 Index in connection with the offer and sale of securities. As of the date of this pricing supplement, we are one of the companies included in the S&P 500 Index.

General

The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. The S&P 500 Index covers approximately 75% of the United States equity market.

The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P component stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P component stock. As discussed below, during March 2005, S&P began to use a new methodology to calculate the Market Value of the S&P component stocks and S&P completed its transition to the new calculation methodology during September 2005.

S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the financial viability of the particular company, the market capitalization of that company ($4 billion or greater), the contribution of that company to the index’s sector balance, and the market value and trading activity of the common stock of that company. Continued index membership is not necessarily subject to these guidelines. S&P aims to minimize unnecessary turnover and each removal is determined on a case-by-case basis. Companies that substantially violate one or more of criteria for index inclusion and companies that no longer meet the inclusion criteria as a result of a merger, acquisition or significant restructuring will be considered for removal.

The S&P 500 Index does not reflect the payment of dividends on the stocks underlying it. The payment on the securities will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Computation of the S&P 500 Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the S&P 500 Index to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the S&P 500 Index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500 Index (i.e., its Market Value). Currently, S&P calculates the S&P 500 Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the S&P 500 Index is proportional to its float-adjusted market value. Under float adjustment, the share counts used in calculating the S&P 500 Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

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The S&P 500 Index (Continued)

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

Where holdings in one of these groups exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are also not part of the float.

Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies are part of the float. Also included in the float are shares held in a trust to allow investors in countries outside the country of domicile, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class that can be converted by shareholders to a listed class without undue delay and cost.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by: dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights. In these cases, the stock price is based on one class, usually the most liquid class, and the share count is based on the total shares outstanding.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all the component stocks relative to the S&P 500 base period of 1941-43. The daily calculation of the S&P 500 Index is computed by dividing the Market Value of the S&P 500 component stocks by the index divisor.

The S&P 500 Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in index values is maintained by adjusting the index divisor for all changes in the S&P 500 constituents’ share capital after the base period of 1941-43 with the index value as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require index divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. Corporate actions (such as stock splits, stock dividends, spin-offs and rights offerings) are applied after the close of trading on the day before the ex-date. Share changes resulting from exchange offers are applied on the ex-date.

To prevent the level of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an index divisor adjustment. By adjusting the index divisor for the change in total Market Value, the level of the S&P 500 Index remains constant. This helps maintain the level of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All index divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require index divisor adjustments.

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment

Company added/deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the	Yes
decline in index market value (i.e., the value of the spun-off unit).

Spin-off	Spun-off company added to the index, no company removed from the index.	No

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Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the S&P 500 component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new index divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding and then the index divisor is adjusted accordingly. In addition, changes in a company’s shares due to its acquisition of another public company are made as soon as reasonably possible. Changes in a company’s shares outstanding of 5% or more due to public offerings, tender offers, Dutch auctions or exchange offers are also made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

License Agreement

We and S&P Dow Jones Indices LLC have entered into a non-transferable, non-exclusive license agreement providing for the sublicense to us, in exchange for a fee, of the right to use the S&P 500 Index in connection with the issuance of the securities.

The license agreement between us and S&P Dow Jones Indices LLC provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, S&P Financial Services LLC, any of their respective affiliates (collectively, “S&P/Dow Jones”) or their third party licensors. Neither S&P/Dow Jones nor its third party licensors make any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500 Index to track general stock market performance. S&P/Dow Jones and its third party licensors’ only relationship to Wells Fargo & Company with respect to the S&P 500 Index is the licensing of the S&P 500 Index and certain trademarks, servicemarks and/or trade names of S&P/Dow Jones and/or its third party licensors. The S&P 500 Index is determined, composed and calculated by S&P/Dow Jones or its third party licensors without regard to Wells Fargo & Company or the securities. S&P/Dow Jones and its third party licensors have no obligation to take the needs of Wells Fargo & Company or the owners of the securities into consideration in determining,

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The S&P 500 Index (Continued)

composing or calculating the S&P 500 Index. Neither S&P/Dow Jones nor its third party licensors are responsible for and have not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities, or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P/Dow Jones and its third party licensors have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P/ Dow Jones is not an investment advisor. Inclusion of a security within the S&P 500 Index is not a recommendation by S&P/Dow Jones to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P/DOW JONES NOR ITS THIRD PARTY LICENSORS GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P/DOW JONES AND ITS THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P/DOW JONES AND ITS THIRD PARTY LICENSORS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY WELLS FARGO & COMPANY, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P/DOW JONES OR ITS THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P/DOW JONES AND WELLS FARGO & COMPANY, OTHER THAN THE LICENSORS OF S&P/DOW JONES.”

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The S&P 500 Index (Continued)

Historical Data

We obtained the closing levels of the Index listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the level of the S&P 500 Index at any time from Bloomberg under the symbol “SPX” or from the S&P Dow Jones Indices website at www.standardandpoors.com. No information contained on the S&P Dow Jones Indices website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2002 to September 25, 2012. The closing level on September 25, 2012 was 1441.59.

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The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the Index for each quarter in the period from January 1, 2002 through June 30, 2012 and for the period from July 1, 2012 to September 25, 2012.

		Hi	Low	Last
2002
	First Quarter	1172.51	1080.17	1147.39
	Second Quarter	1146.54	973.53	989.81
	Third Quarter	989.03	797.70	815.28
	Fourth Quarter	938.87	776.76	879.82
2003
	First Quarter	931.66	800.73	848.18
	Second Quarter	1011.66	858.48	974.50
	Third Quarter	1039.58	965.46	995.97
	Fourth Quarter	1111.92	1018.22	1111.92
2004
	First Quarter	1157.76	1091.33	1126.21
	Second Quarter	1150.57	1084.10	1140.84
	Third Quarter	1129.30	1063.23	1114.58
	Fourth Quarter	1213.55	1094.81	1211.92
2005
	First Quarter	1225.31	1163.75	1180.59
	Second Quarter	1216.96	1137.50	1191.33
	Third Quarter	1245.04	1194.44	1228.81
	Fourth Quarter	1272.74	1176.84	1248.29
2006
	First Quarter	1307.25	1254.78	1294.83
	Second Quarter	1325.76	1223.69	1270.20
	Third Quarter	1339.15	1234.49	1335.85
	Fourth Quarter	1427.09	1331.32	1418.30
2007
	First Quarter	1459.68	1374.12	1420.86
	Second Quarter	1539.18	1424.55	1503.35
	Third Quarter	1553.08	1406.70	1526.75
	Fourth Quarter	1565.15	1407.22	1468.36
2008
	First Quarter	1447.16	1273.37	1322.70
	Second Quarter	1426.63	1278.38	1280.00
	Third Quarter	1305.32	1106.39	1166.36
	Fourth Quarter	1161.06	752.44	903.25
2009
	First Quarter	934.70	676.53	797.87
	Second Quarter	946.21	811.08	919.32
	Third Quarter	1071.66	879.13	1057.08
	Fourth Quarter	1127.78	1025.21	1115.10
2010
	First Quarter	1174.17	1056.74	1169.43
	Second Quarter	1217.28	1030.71	1030.71
	Third Quarter	1148.67	1022.58	1141.20
	Fourth Quarter	1259.78	1137.03	1257.64
2011
	First Quarter	1343.01	1256.88	1325.83
	Second Quarter	1363.61	1265.42	1320.64
	Third Quarter	1353.22	1119.46	1131.42
	Fourth Quarter	1285.09	1099.23	1257.60
2012
	First Quarter	1416.51	1277.06	1408.47
	Second Quarter	1419.04	1278.04	1362.16
	July 1, 2012 to September 25, 2012	1465.77	1334.76	1441.59

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United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the securities and receiving payments under the securities. This discussion is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below applies to you only if you hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns securities as part of a straddle or a hedging or conversion transaction for tax purposes,

•	a person that purchases or sells securities as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the securities.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat a security for all tax purposes as a pre-paid coupon-bearing derivative contract with respect to the Index, and the terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the securities. If the securities are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”), (i) the contingent coupon payments on the securities will likely be includible in ordinary income when accrued or received, in accordance with your regular method of tax accounting, and (ii) you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to an accrued but unpaid contingent coupon payment, which will likely be treated as ordinary income) and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale, exchange or maturity of your securities may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. Your holding period for

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your securities should generally begin on the date after the issue date (i.e., the settlement date) and, if you hold your securities until maturity, your holding period should generally include the stated maturity date.

Alternative Treatments. It is possible that the securities could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment obligations rules, the amount of interest you would be required to take into account over the term of the securities would be determined by constructing a projected payment schedule for the securities (the “projected payment schedule”), and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed-rate debt instrument with terms and conditions otherwise similar to the securities (the “comparable yield”) and then determining the projected payment schedule as of the issue date that would produce the comparable yield. United States holders would generally accrue interest income on contingent payment debt instruments at the comparable yield.

If the actual amounts of the contingent coupon payments were different from the amounts reflected in the projected payment schedule, you would be required to make adjustments in your accruals under the noncontingent bond method described above when those amounts would be paid. Adjustments arising from contingent coupon payments that would be greater than the assumed amounts of those payments are referred to as “positive adjustments”; adjustments arising from contingent coupon payments that would be less than the assumed amounts are referred to as “negative adjustments”. Positive and negative adjustments would be netted for each taxable year with respect to the securities. Any net positive adjustment for a taxable year would be treated as additional original issue discount income of a United States holder. Any net negative adjustment would reduce any original issue discount on the securities for the taxable year that would otherwise accrue. Any excess would then be treated as a current-year ordinary loss to the United States holder to the extent of original issue discount accrued in prior years. The balance, if any, would be treated as a negative adjustment in subsequent taxable years. Finally, to the extent that it would not have previously been taken into account, an excess negative adjustment would reduce the amount realized upon a sale, exchange or maturity of the securities.

In general, a United States holder’s adjusted basis in a contingent payment debt instrument would equal the amount, in U.S. dollars, paid by that United States holder for the securities, increased by the amount of interest previously accrued by such United States holder with respect to the securities (in accordance with the comparable yield for the contingent payment debt instrument) and reduced by the amount of the projected amount of the contingent coupon payments previously made. Gain on the sale, exchange or maturity of the securities would generally be treated as ordinary income. Loss, on the other hand, would be treated as ordinary only to the extent of the United States holder’s prior net original issue discount inclusions (i.e., reduced by the total net negative adjustments previously allowed to the United States holder as an ordinary loss) and capital to the extent in excess thereof.

If the securities were treated as contingent payment debt instruments and you purchased your securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the securities, such discount or excess would not be subject to the generally applicable market discount or amortizable bond premium rules but rather would be subject to special rules set forth in Treasury Regulations governing contingent payment debt instruments. The adjusted issue price of the securities would equal the securities’ original issue price plus the amount of original issue discount previously includible in your gross income less the projected amount of any contingent coupon payment contained in the projected payment schedule previously made on the securities. Accordingly, if you purchase your securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) your securities should be treated as an investment unit consisting of (a) a debt instrument that is issued to you by us and (b) a put option in respect of the Index that is issued by you to us; (ii) you should not include the contingent coupon payments in income as you receive them and instead you should reduce your basis in your securities by the amount of the contingent coupon payments that you receive; (iii) you should not include the contingent coupon payments in income as you receive them and instead, upon the sale, exchange or maturity of your securities, you should recognize short-term capital gain or loss in an amount equal to the difference between (a) the amount of the contingent coupon payments paid to you over the term of the securities (including any amounts realized upon a sale or exchange of a security that is attributable to an accrued but unpaid contingent coupon payment) and (b) the excess (if any) of (1) the amount you paid for your securities over (2) the amount of cash you receive upon the sale, exchange or at maturity; (iv) the contingent coupon payments on your securities should be treated all or in part as contract fees in respect of a derivative contract; (v) any gain or loss that you recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss; (vi) you should be required to accrue interest income over the term of your

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securities (in excess of the contingent coupon payments on your securities); or (vii) your securities should be treated as a notional principal contract for tax purposes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for United States federal income tax purposes.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities in excess of the contingent coupon payments. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your securities.

Medicare Tax. For taxable years beginning after December 31, 2012, if you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include your net gains from the disposition of the securities and will likely include the contingent coupon payments on the securities, unless such net gains and payments of the contingent coupon are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your net investment income in respect of your investment in the securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the securities or a sale, exchange or maturity of the securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the securities or a sale, exchange or maturity of the securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of securities.

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors may be required to report to the IRS any payments made to you on your securities. In addition, Wells Fargo and other payors may be required to report to the IRS any payment of proceeds of the sale or exchange of your securities before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding may apply to any payments made to you on your securities if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

Non-United States Holders. The following section addresses the tax treatment of a non-United States holder of securities. You are a non-United States holder if you are a beneficial owner of a security and you are, for United States federal income tax purposes: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a security.

Because significant aspects of the tax treatment of the securities are uncertain, if we are the withholding agent with respect to payments of the contingent coupon on the securities, we intend to withhold at a rate of 30% on such payments made to a non-United States holder, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). In order to claim an exemption from or a reduction of the 30% withholding tax, a non-United States holder of a security must comply with certification requirements to establish that it is not a United States holder and is eligible for a reduction of or an exemption from withholding under an applicable tax treaty. Other withholding agents may take a similar position regarding their withholding obligations with respect to

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contingent coupon payments on the securities. If you are a non-United States holder, you are urged to consult your own tax advisor regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirements described above.

In addition, regulations proposed by the IRS and the Treasury Department under Section 871 of the Code could, when finalized, treat certain payments on the securities as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or the lower rate applicable to dividends under an applicable treaty), which may be satisfied by withholding. If we or other payors impose such a withholding tax (or any other withholding tax), we will not be required to pay any additional amounts with respect to amounts so withheld, and we will not be required to take any action in order to enable you to avoid the imposition of such a tax. You should consult your tax advisor concerning the potential application of these regulations to payments you receive on the securities when these regulations are finalized.

If your securities are characterized and treated for all tax purposes as a pre-paid coupon-bearing derivative contract with respect to the Index, as discussed above, and subject to the discussion above and the discussion of backup withholding below, you generally should not be subject to United States federal income tax on capital gain realized on the sale, exchange or maturity of the securities, unless:

•	you are an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, or

•	the gain is effectively connected with your conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment in the United States).

If the first exception applies to you, you generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange or maturity of the securities) exceed capital losses allocable to United States sources. If the second exception applies to you, you will not be subject to the 30% tax discussed in the previous sentence (assuming you provide certification on IRS Form W-8ECI), but you generally will be subject to United States federal income tax with respect of such gain in the same manner as United States holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

As discussed above, alternative characterizations of the securities for United States federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, if we are the withholding agent with respect such payments, we will withhold tax at the applicable statutory rate (or the lower rate under an applicable treaty). If the securities are recharacterized as debt, this withholding may be avoided if you qualify for the portfolio interest exemption and provide appropriate documentation.

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your securities unless you comply with certain certification and identification requirements as to your foreign status. In addition, we and other payors may be required to report interest payments on your securities on IRS Form 1042-S even if the payments are not otherwise subject to the information reporting requirements described above.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the securities, including any possible alternative characterizations and treatments of the securities.

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